UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 22, 2019

Albertsons Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-205546	47-4376911
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkcenter Blvd, Boise, ID	83706
(Address of Principal Executive Offices)	(Zip Code)
(208) 395-6200
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 22, 2019, Albertsons Companies, Inc. (the "Company") entered into an amended and restated employment agreement with James L. Donald, the Company's Co-Chairman of the Board of Directors (the "Employment Agreement"), effective April 25, 2019. The Employment Agreement extends the term of Mr. Donald's service with the Company to February 25, 2023 (the "Term Date") and updates Mr. Donald's duties to reflect his role as Co-Chairman through February 29, 2020 (the "Initial Term") and as Senior Advisor and director thereafter to the Term Date (the "Second Term").

Pursuant to the Employment Agreement, Mr. Donald will continue to receive an annual base salary of $1,500,000 through the Initial Term. For the Second Term, Mr. Donald will receive an annual base salary of $1,000,000. Mr. Donald remains eligible for an annual bonus targeted at 100% of his base salary for the Initial Term, but will not be eligible to receive a bonus for the Second Term. Further, Mr. Donald will be entitled to receive an equity grant on September 11, 2019 under the Company's Phantom Unit Plan valued at $8,000,000 on the date of grant, of which 50% will vest in three equal installments over a three-year period, provided that Mr. Donald remains in his then-current position with the Company through the applicable date, and 50% will vest on the Term Date, provided that (i) Mr. Donald remains in his then-current position with the Company through such date and (ii) the performance-based conditions specified by the Board of Directors (or Compensation Committee) for each of the 2020, 2021 and 2022 fiscal years of the Company have been achieved.

If Mr. Donald's employment is terminated by the Company for Cause or by Mr. Donald without Good Reason (as such terms are defined in the Employment Agreement), Mr. Donald would be entitled to his accrued, but unpaid base salary and vested benefits, if any, through the date of termination and the earned but unpaid portion of any bonus earned in respect of any completed performance period prior to the date of termination. If Mr. Donald's employment is terminated due to his death or he is terminated due to disability, he or his legal representative, as appropriate, would be entitled to receive a lump sum payment in an amount equal to 25% of his then base salary. If Mr. Donald's employment is terminated by the Company without Cause or by Mr. Donald for Good Reason (as such terms are defined in the Employment Agreement) during the Initial Term, subject to his execution of a release, Mr. Donald would be entitled to a lump sum payment in an amount equal to the sum of his base salary not yet paid for the Initial Term, plus target bonus, plus all base salary amounts that would be payable for the Second Term. If the termination occurs during the Second Term, Mr. Donald would be entitled to a lump sum payment in an amount equal to his then remaining base salary that would have been payable from the date of termination to the Term Date. In addition, if Mr. Donald's employment is terminated by the Company during the Initial Term, Mr. Donald will receive payment of the cost of continuation coverage of group health coverage for a period of 18 months, plus an additional amount to cover any corresponding tax payment.

The foregoing summary of the Employment Agreement is qualified in its entirety by the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

10.1	Amended and Restated Employment Agreement, effective as of April 25, 2019, by and between Albertsons Companies, Inc. and James L. Donald

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Albertsons Companies, Inc.
(Registrant)

May 22, 2019	By:	/s/ Robert A. Gordon
	Name:	RA Gordon
	Title:	EVP